Exhibit 99.1

Net 1 UEPS Technologies, Inc. Reports Fourth Quarter and Full Year 2017 Results

JOHANNESBURG, August 24, 2017 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today released results for the fourth quarter and full-year fiscal 2017.

•	Q4 2017 Revenue of $155 million, up 3% in USD but 10% lower in constant currency;

•	Q4 2017 FEPS of $0.41, which reflects the adverse impact of a higher share count, taxes, and provisions

•	Concluded investments in Cell C and DNI for an aggregate purchase price of ZAR 2.95 billion.

Summary Financial Metrics

	Three months ended June 30,
			% change		% change
	2017	2016	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	155,056	151,259	3%		(10%	)
GAAP net income	11,289	24,356	(54%	)	(59%	)
Fundamental net income (1)	23,185	26,299	(12%	)	(23%	)
GAAP earnings per share ($)	0.20	0.48	(59%	)	(64%	)
Fundamental earnings per share ($) (1)	0.41	0.51	(20%	)	(31%	)
Fully-diluted shares outstanding (‘000’s)	57,249	51,224	12%
Average period USD/ ZAR exchange rate	13.19	15.02	(12%	)

	Year ended June 30,
			% change		% change
	2017	2016	in USD		in ZAR
(All figures in USD ‘000s except per share data)
Revenue	610,066	590,749	3%		(2%	)
GAAP net income	72,954	82,454	(12%	)	(16%	)
Fundamental net income (1)	94,721	92,113	3%		(7%	)
GAAP earnings per share ($)	1.34	1.72	(22%	)	(26%	)
Fundamental earnings per share ($) (1)	1.74	1.92	(9%	)	(19%	)
Fully-diluted shares outstanding (‘000’s)	54,648	48,105	14%		14%
Average period USD/ ZAR exchange rate	13.62	14.38	(5%	)

(1) Fundamental net income and earnings per share are non-GAAP measures and are described below under “Use of Non-GAAP Measures—Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP net income to fundamental net income and earnings per share.

Factors impacting comparability of our Q4 2017 and Q4 2016 results

•

Earnings and FEPS dilution impact from issue of additional shares of common stock: Our Q4 2017 fundamental earnings per share was impacted by the weighted average issuance of five million shares of our common stock in February 2017 and 10 million shares in Q4 2016;

•

Separation costs related to former chief executive officer: We paid our former chief executive officer $8 million in cash related to his separation from our company in fiscal 2017. In addition, the vesting of 200,000 shares of restricted stock granted to him in August 2016 was accelerated which resulted in an additional stock-based compensation charge of approximately $1.6 million during fiscal 2017;

•	Favorable impact from the weakening of the U.S. dollar against South African Rand: The U.S. dollar depreciated by 12% against the ZAR during Q4 2017, which positively impacted our reported results;
•

Growth in lending and insurance businesses: We continued to achieve volume growth and operating efficiencies in our lending and insurance businesses during Q4 2017, which has resulted in an improved contribution to our financial inclusion revenue and operating income;

•

Ongoing contributions from EasyPay Everywhere: EPE revenue and operating income growth was driven primarily by ongoing EPE adoption as we further expanded our customer base utilizing our ATM infrastructure;

•

Masterpayment expansion costs and $3.8 million allowance for credit losses: Masterpayment has incurred additional employment costs as it grows its staff complement to execute its expansion plan into new markets. We have provided an allowance for credit losses of $3.8 million;

•

Regulatory changes in South Korea governing fees on card transactions: Regulations governing the fees that may be charged on card transactions have adversely impacted our revenues and operating income in South Korea;

•

Lower prepaid sales resulting from improved security features to our Manje products: The introduction of our new biometric-linking feature adversely impacted the number of transacting users purchasing prepaid products through our mobile channel;

•

Higher transaction-related costs and debt guarantee fee expenses in Q4 2017: We incurred $1.8 million in transaction-related costs pertaining to various acquisition and investment initiatives pursued during 2017 as well as debt guarantee fees that were expensed;

•	Q4 2016 gain on change in accounting for Finbond: We recognized a gain of $1.6 million, net of tax, related to the change to the equity method of accounting from available-for-sale method for Finbond.

“The past five months have been among the most eventful and turbulent in the Company’s history, but despite the multiple challenges, we have successfully steadied the ship and put in place the mechanisms and structure to optimize and consolidate our existing businesses where applicable,” said Herman Kotze, CEO of Net1. “We have identified the key opportunities to focus on to create a, sustainable and diversified global financial inclusion solutions company. In fiscal 2018, our focus will be on successfully implementing the identified synergies with Cell C and DNI, expanding our financial inclusion businesses, optimizing our international operations and focusing on key markets and solutions, while actively re-engaging with our shareholders. We also remain fully committed to supporting the South African government to ensure uninterrupted social grant service delivery,” he added.

“We expect the funding of our Cell C and DNI investments to be dilutive to our fiscal 2018 fundamental earnings, partially offset by DNI’s equity accounted earnings, but to be accretive on a combined basis from fiscal 2019. We therefore anticipate our fundamental earnings per share for fiscal 2018 to be at least $1.61. Our guidance assumes that our contract with SASSA remains in effect for the full year on the existing terms and conditions, an updated constant currency base of ZAR 13.62/ $1, a share count of 56.6 million shares, and a tax rate of between 34%-36%,” he concluded.

Results of Operations by Segment and Liquidity

Our operating metrics will be updated and posted on our website (www.net1.com).

South African transaction processing

Segment revenue was $67.7 million in Q4 2017, up 26% compared with Q4 2016 in USD, and 11% higher on a constant currency basis. In ZAR, the increase in segment revenue and operating income was primarily due to higher EPE transaction revenue as a result of increased usage of our ATMs, more low-margin transaction fees generated from card holders using the South African National Payment System, increased inter-segment transaction processing activities, and a modest increase in the number of social welfare grants distributed. Our operating income margin for Q4 2017 and 2016 was 22% and 24%, respectively, and was lower primarily due to annual salary increases granted to our South African employees, but partially offset by and increase in ATM transactions and inter-segment processing.

International transaction processing

Segment revenue was $45.0 million in Q4 2017, down 5% compared with Q4 2016 in USD, and down 16% on a constant currency basis. Segment revenue decreased primarily due to a lower contribution from KSNET due to the regulatory changes implemented by South Korean Regulators which we expect to anniversary in the first quarter of fiscal 2018. This decrease in revenue was partially offset by higher contribution from both Masterpayment and Transact24 compared with Q4 2016. Operating income from this segment during Q4 2017 was lower due to the lower KSNET revenue at KSNET; losses incurred by Masterpayment as it grows its staff complement to execute its expansion plan into new markets and an allowance for credit losses of $3.8 million; and ongoing ZAZOO start-up costs in the UK and India, which was partially offset by a positive contribution by T24. Operating income margin for Q4 2017 decreased to 4% compared to 17% for Q4 2016.

Financial inclusion and applied technologies

Segment revenue was $56.2 million in Q4 2017, down 9% compared with Q4 2016 in USD and down 20% on a constant currency basis. In ZAR, Financial inclusion and applied technologies revenue decreased primarily due to fewer prepaid airtime and other value added services sales, as well as fewer ad-hoc terminal sales, partially offset by increased volumes in our lending and insurance businesses, and an increase in inter-segment revenues. Operating income margin for the Financial inclusion and applied technologies segment was 26% and 22% during Q4 fiscal 2017 and 2016, respectively, and has increased primarily due to improved revenues from our lending and insurance businesses and an increase in inter-segment revenues and fewer low margin prepaid product sales, offset by fewer ad hoc terminal and annual salary increases granted to our South African employees.

Corporate/eliminations

Corporate expenses increased primarily due to the costs associated with the separation of our former chief executive officer from us which included an $8.0 million separation payment as well as an additional stock-based compensation charge of approximately $1.6 million related to the accelerated vesting of restricted stock. We also incurred higher transaction-related expenditures, higher amortization costs and a modest increase in U.S. dollar denominated goods and services purchased from third parties and directors’ fees. Our fiscal 2016 corporate expenses include the fair value gain on re-measurement of the previously held interest related to the T24 acquisition and the gain resulting from the change in accounting for Finbond.

Cash flow and liquidity

At June 30, 2017, our cash balances were $258.5 million, which comprised U.S. dollar-denominated balances of $60.0 million, ZAR-denominated balances of ZAR 1.8 billion ($141.5 million), KRW-denominated balances of KRW 55.0 billion ($48.1 million) and other currency deposits, primarily euro, of $8.9 million. The increase in our cash balances from June 30, 2016, was primarily due to the sale of five million shares of our common stock and expansion of most of our core businesses, which was partially offset by the repurchase of shares of our common stock; unscheduled repayments of our Korean debt; payment of taxes; the investment in MobiKwik, Malta FS and Pros Software; a loan to Finbond and capital expenditures.

Excluding the impact of taxes, interest received and interest paid under our Korean debt, the decrease in cash from operating activities relates primarily to the growth of Masterpayment’s working capital finance offering and the separation payment made to our former chief executive officer, offset by an increase in cash from operating activities resulted from improved trading activity during fiscal 2017. Capital expenditures for Q4 2017 and 2016 were $2.7 million and $7.1 million, respectively, and have decreased primarily due to the acquisition of fewer payment processing terminals in South Korea. We paid $10.4 million to acquire an additional interest in MobiKwik, with our June 30, 2017, equity interest at 13.50% . We also repurchased 1.32 million shares from our former chief executive officer for $11.5 million, net of the strike paid to exercise certain options. We also made a scheduled $8.8 million Korean debt repayment and paid a $1.5 million dividend to our non-controlling interest shareholders.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

Fundamental net income and fundamental earnings per share

Fundamental net income and earnings per share is GAAP net income and earnings per share adjusted for (1) the amortization of acquisition-related intangible assets (net of deferred taxes), (2) stock-based compensation charges and (3) unusual non-recurring items, including the amortization of KSNET debt facility fees, costs related to the IFC transaction and to acquisitions consummated or ultimately not pursued, and U.S. government investigations-related and US lawsuit expenses. Fiscal 2017 also includes separation costs (net of taxes) paid to our former chief executive officer, a refund (net of taxes) related to Korean industry-wide litigation that has now been finalized and South African debt-related guarantee fees expensed. Fiscal 2016 also includes a fair value gain resulting from the acquisition of Transact24, a gain resulting from the change in accounting for Finbond. Management believes that the fundamental net income and earnings per share metric enhances its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

HEPS basic and diluted is calculated as GAAP net income adjusted for the (profit) loss on sale of property, plant and equipment, and in fiscal 2016, a fair value gain resulting from the acquisition of Transact24 and a gain resulting from the change in accounting for Finbond. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted and the calculation of the denominator for headline diluted earnings per share.

Conference Call

We will host a conference call to review Q4 and year end 2017 results on August 25, 2017, at 8:00 Eastern Time. To participate in the call, dial 1-855-481-5362 (US and Canada), 0808-162-4061 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through September 17, 2017.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea. Through Transact24, Net1 offers debit, credit and prepaid processing and issuing services for Visa, MasterCard, ChinaUnionPay, Alipay and WeChat in China and other territories across Asia-Pacific, Europe and Africa, and the United States. Through Masterpayment, Net1 provides payment processing and enables working capital financing in Europe.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries. The Company intends to deploy its varied mobile solutions through its ZAZOO business unit, which is an aggregation of innovative technology companies and is based in the United Kingdom.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1 917-767-6722
Email: dchopra@net1.com

NET 1 UEPS TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations

	Unaudited		(A)
	Three months ended		Year ended
	June 30,		June 30,
	2017	2016	2017	2016
	(In thousands, except per share data)		(In thousands, except per share data)
REVENUE	$155,056	$151,259	$610,066	$590,749
EXPENSE
Cost of goods sold, IT processing, servicing and support	73,173	70,785	292,383	290,101
Selling, general and administration	56,896	37,879	179,262	145,886
Depreciation and amortization	10,261	10,412	41,378	40,394
OPERATING INCOME	14,726	32,183	97,043	114,368
INTEREST INCOME	6,408	4,008	20,897	15,292
INTEREST EXPENSE	1,711	543	3,484	3,423
INCOME BEFORE INCOME TAX EXPENSE	19,423	35,648	114,456	126,237
INCOME TAX EXPENSE	10,152	10,774	42,472	42,080
NET INCOME BEFORE EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	9,271	24,874	71,984	84,157
EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	1,886	61	2,664	639
NET INCOME	11,157	24,935	74,648	84,796
LESS NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(132)	579	1,694	2,342
NET INCOME ATTRIBUTABLE TO NET1	$11,289	$24,356	$72,954	$82,454
Net income per share, in United States dollars
Basic earnings attributable to Net1 shareholders	$0.20	$0.48	$1.34	$1.72
Diluted earnings attributable to Net1 shareholders	$0.20	$0.48	$1.33	$1.71

(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Balance Sheets

	(A)	(A)
	June 30,	June 30,
	2017	2016
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$258,457	$223,644
Pre-funded social welfare grants receivable	2,322	1,580
Accounts receivable, net of allowances of – 2017: $1,255; 2016: $1,669	111,429	107,805
Finance loans receivable, net of allowances of – 2017: $7,469; 2016: $4,494	80,177	37,009
Inventory	8,020	10,004
Deferred income taxes	5,330	6,956
Total current assets before settlement assets	465,735	386,998
Settlement assets	640,455	536,725
Total current assets	1,106,190	923,723
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of – 2017: $120,212; 2016: $99,969	39,411	54,977
EQUITY-ACCOUNTED INVESTMENTS	27,862	25,645
GOODWILL	188,833	179,478
INTANGIBLE ASSETS, net of accumulated amortization of – 2017: $108,907; 2016: $91,208	38,764	48,556
OTHER LONG-TERM ASSETS, including reinsurance assets	49,696	31,121
TOTAL ASSETS	1,450,756	1,263,500

LIABILITIES
CURRENT LIABILITIES
Short-term facilities	16,579	-
Accounts payable	15,136	14,097
Other payables	34,799	37,479
Current portion of long-term borrowings	8,738	8,675
Income taxes payable	5,607	5,235
Total current liabilities before settlement obligations	80,859	65,486
Settlement obligations	640,455	536,725
Total current liabilities	721,314	602,211
DEFERRED INCOME TAXES	11,139	12,559
LONG-TERM BORROWINGS	7,501	43,134
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	2,795	2,376
TOTAL LIABILITIES	742,749	660,280
COMMITMENTS AND CONTINGENCIES
EQUITY
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - 2017: 56,369,737; 2016: 55,271,954	80	74
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: 2017: -; 2016: -	-	-
ADDITIONAL PAID-IN-CAPITAL	273,733	223,978
TREASURY SHARES, AT COST: 2017: 24,891,292; 2016: 20,483,932	(286,951)	(241,627)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(162,569)	(189,700)
RETAINED EARNINGS	773,276	700,322
TOTAL NET1 EQUITY	597,569	493,047
REDEEMABLE COMMON STOCK	107,672	107,672
NON-CONTROLLING INTEREST	2,766	2,501
TOTAL EQUITY	708,007	603,220

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,450,756	$1,263,500

(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Unaudited		(A)
	Three months ended		Year ended
	June 30,		June 30,
	2017	2016	2017	2016
	(In thousands)		(In thousands)
Cash flows from operating activities
Net Income	$11,157	$24,935	$74,648	$84,796
Depreciation and amortization	10,261	10,412	41,378	40,394
Earnings from equity-accounted investments	(1,886)	(61)	(2,664)	(639)
Fair value adjustment	(239)	(94)	(300)	519
Interest payable	(64)	132	20	1,829
Facility fee amortized	1,232	35	1,326	138
Gain on release from accumulated other comprehensive income	-	(2,176)	-	(2,176)
Gain on fair value of Transact24	-	-	-	(1,909)
Profit on disposal of property, plant and equipment	(68)	(173)	(639)	(286)
Stock compensation charge, net of forfeitures	2,050	953	1,982	3,598
Dividends received from equity accounted investments	817	-	1,187	-
(Increase) Decrease in accounts and finance loans receivable, and pre-funded grants receivable	(13,506)	11,810	(15,767)	(3,401)
Decrease (Increase) in inventory	2,717	1,496	3,025	1,001
(Decrease) Increase in accounts payable and other payables	(2,075)	(9,403)	(6,461)	(7,840)
Increase in taxes payable	(6,173)	(2,681)	(354)	763
Decrease in deferred taxes	1,532	21	(220)	(235)
Net cash provided by operating activities	5,755	35,206	97,161	116,552
Cash flows from investing activities
Capital expenditures	(2,697)	(7,099)	(11,195)	(35,797)
Proceeds from disposal of property, plant and equipment	238	596	1,592	1,349
Investment in MobiKwik	(10,488)	-	(25,835)	-
Investment in equity and loans in equity-accounted investments	-	-	(12,044)	-
Acquisitions, net of cash acquired	-	(14,101)	(4,651)	(15,767)
Acquisition of available for sale securities	-	-	-	(8,900)
Other investing activities, net	-	-	-	(5)
Net change in settlement assets	(116,755)	(161,343)	(61,938)	53,364
Net cash (used in) provided by investing activities	(129,702)	(181,947)	(114,071)	(5,756)
Cash flows from financing activities
Proceeds from issue of common stock	2,250	107,682	47,879	111,444
Acquisition of treasury stock	(13,713)	(2,725)	(45,794)	(26,637)
Repayment of long-term borrowings	(8,825)	(8,716)	(37,318)	(8,716)
Proceeds from bank overdraft	16,176	-	16,176	-
Dividends paid to non-controlling interest	(1,454)	-	(2,067)	-
Payment of guarantee fee	-	-	(1,145)	-
Long-term borrowings obtained	279	-	800	2,107
Acquisition of interests in non-controlling interests	-	(11,189)	-	(11,189)
Net change in settlement obligations	116,755	161,343	61,938	(53,364)
Net cash provided by financing activities	111,468	246,395	40,469	13,645
Effect of exchange rate changes on cash	3,229	721	11,254	(18,380)
Net increase in cash and cash equivalents	(9,250)	100,375	34,813	106,061
Cash and cash equivalents – beginning of period	267,707	123,269	223,644	117,583
Cash and cash equivalents – end of period	$258,457	$223,644	$258,457	$223,644

(A) – Derived from audited financial statements

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended June 30, 2017 and 2016 and March 31, 2017

								Change – constant
				Change - actual				exchange rate(1)
				Q4 ‘17		Q4 ‘17		Q4 ‘17		Q4 ‘17
Key segmental data, in ’000, except margins	Q4 ‘17	Q4 ‘16	Q3 ‘17	vs Q4‘16		vs Q3 ‘17		vs Q4‘16		vs Q3 ‘17
Revenue:
South African transaction processing	$67,747	$53,577	$63,967	26%		6%		11%		6%
International transaction processing	45,025	47,154	41,514	(5%	)	8%		(16%	)	8%
Financial inclusion and applied technologies	56,220	62,071	56,881	(9%	)	(1%	)	(20%	)	(1%	)
Subtotal: Operating segments	168,992	162,802	162,362	4%		4%		(9%	)	4%
Intersegment eliminations	(13,936)	(11,543)	(14,418)	21%		(3%	)	6%		(4%	)
Consolidated revenue	$155,056	$151,259	$147,944	3%		5%		(10%	)	5%

Operating income (loss):
South African transaction processing	$14,858	$12,662	$15,531	17%		(4%	)	3%		(5%	)
International transaction processing	2,016	7,793	1,968	(74%	)	2%		(77%	)	2%
Financial inclusion and applied technologies	14,431	13,457	14,064	7%		3%		(6%	)	2%
Subtotal: Operating segments	31,305	33,912	31,563	(8%	)	(1%	)	(19%	)	(1%	)
Corporate/Eliminations	(16,579)	(1,729)	(7,016)	859%		136%		742%		136%
Consolidated operating income	$14,726	$32,183	$24,547	(54%	)	(40%	)	(60%	)	(40%	)

Operating income margin (%)
South African transaction processing	22%	24%	24%
International transaction processing	4%	17%	5%
Financial inclusion and applied technologies	26%	22%	25%
Consolidated operating margin	9%	21%	17%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the Q4 2017 also prevailed during Q4 2016 and Q3 2017.

Year ended June 30, 2017 and 2016

					Change –
					constant
			Change -		exchange
			actual		rate(1)
			F2017		F2017
			vs		vs
Key segmental data, in ’000, except margins	F2017	F2016	F2016		F2016
Revenue:
South African transaction processing	$249,144	$212,574	17%		11%
International transaction processing	176,729	169,807	4%		(1%	)
Financial inclusion and applied technologies	235,901	249,403	(5%	)	(10%	)
Subtotal: Operating segments	661,774	631,784	5%		(1%	)
Intersegment eliminations	(51,708)	(41,035)	26%		19%
Consolidated revenue	$610,066	$590,749	3%		(2%	)

Operating income:
South African transaction processing	$59,309	$51,386	15%		9%
International transaction processing	13,705	23,389	(41%	)	(45%	)
Financial inclusion and applied technologies	57,785	54,999	5%		(1%	)
Subtotal: Operating segments	130,799	129,774	1%		(5%	)
Corporate/Eliminations	(33,756)	(15,406)	119%		107%
Consolidated operating income	$97,043	$114,368	(15%	)	(20%	)

Operating income margin (%)
South African transaction processing	24%	24%
International transaction processing	8%	14%
Financial inclusion and applied technologies	24%	22%
Overall operating margin	16%	19%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during fiscal 2017 also prevailed during fiscal 2016.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income and earnings per share, basic, to fundamental net income and earnings per share, basic:

Three months ended June 30, 2017 and 2016

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2017	2016	2017	2016	2017	2016	2017	2016

GAAP	11,289	24,356	0.20	0.48	148,879	365,778	2.60	7.16

Former CEO separation payment, net of tax	5,200	-			68,578	-
Intangible asset amortization, net .	2,776	2,213			36,620	33,229
Stock-based compensation charge	2,050	954			27,036	14,327
South African debt-related guarantee fees expensed	1,210	-			15,960	-
Transaction costs	586	473			7,728	7,104
US government investigations- related and US lawsuit expenses	46	-			607	-
Facility fees for KSNET debt	28	35			369	526
Accounting change for Finbond	-	(1,732)			-	(26,011)
Fundamental	23,185	26,299	0.41	0.51	305,777	394,953	5.35	7.73

Year ended June 30, 2017 and 2016

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2017	2016	2017	2016	2017	2016	2017	2016

GAAP	72,954	82,454	1.34	1.72	993,504	1,186,036	18.22	24.78

Intangible asset amortization, net .	10,491	8,413			142,857	120,989
Former CEO separation payment, net of tax	5,200	-			70,814	14,643
Transaction costs	3,347	1,018			45,580	14,643
Stock-based compensation charge	1,982	3,598			26,991	51,754
South African debt-related guarantee fees expensed	1,172	-			15,960	51,754
Refund related to litigation finalized in Korea, net	(643)	-			(8,756)	-
US government investigations- related and US lawsuit expenses	122	138			1,661	1,985
Facility fees for KSNET debt	96	133			1,307	1,913
Gain resulting from acquisition of Transact24	-	(1,909)			-	(27,459)
Accounting change for Finbond	-	(1,732)			-	(24,913)
Fundamental	94,721	92,113	1.74	1.92	1,289,918	1,391,345	23.65	29.07

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended June 30, 2017 and 2016

	2017	2016

Net income (USD’000)	11,289	24,356
Adjustments:
Accounting change for Finbond	-	(1,732)
Profit on sale of property, plant and equipment	(68)	(173)
Tax effects on above	19	48

Net income used to calculate headline earnings (USD’000)	11,240	22,499
Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	57,196	51,118
Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	57,249	51,224
Headline earnings per share:
Basic, in USD	0.20	0.44
Diluted, in USD	0.20	0.44

Year ended June 30, 2017 and 2016

	2017	2016

Net income (USD’000)	72,954	82,454
Adjustments:
Gain resulting from acquisition of Transact24	-	(1,909)
Accounting change for Finbond	-	(2,176)
Profit on sale of property, plant and equipment	(639)	(286)
Tax effects on above	179	524

Net income used to calculate headline earnings (USD’000)	72,494	78,607
Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	54,539	47,863
Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	54,648	48,105
Headline earnings per share:
Basic, in USD	1.33	1.64
Diluted, in USD	1.33	1.63

Calculation of the denominator for headline diluted earnings per share

	Q4 ‘17	Q4 ‘16	F2017	F2016

Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	57,196	51,118	54,539	47,863
Effect of dilutive securities under GAAP	53	106	109	242
Denominator for headline diluted earnings per share	57,249	51,224	54,648	48,105

Weighted average number of shares used to calculate headline earnings per share diluted represent the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline earnings per share diluted because we do not use the two-class method to calculate headline earnings per share diluted.